Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: May  8, 2014

AMG ENERGY SOLUTIONS, INC By: _/s/ Daniel de Liege_________________ Name: Daniel de Liege Title: CEO & President
__/s/ Daniel de Liege____________________ Daniel de Liege
__/s/ Mark W. Koch____________________ Mark W. Koch
__/s/ Johan Sturm____________________ W. Johan Sturm